Exhibit 10.11

ST FINANCIAL GROUP, INC.

2017 STOCK INCENTIVE PLAN

ST FINANCIAL GROUP, INC.

2017 STOCK INCENTIVE PLAN

TABLE OF CONTENTS

SECTION 1. DEFINITIONS	1

1.1 Definitions	1

SECTION 2. THE STOCK INCENTIVE PLAN	4

2.1 Stock Subject to the Plan	4

2.2 Administration of the Plan	4

2.3 Eligibility	4

SECTION 3. TERMS OF STOCK INCENTIVES	5

3.1 Terms and Conditions of All Stock Incentives	5

3.2 Terms and Conditions of Options	7

3.3 Terms and Conditions of Stock Appreciation Rights	8

3.4 Terms and Conditions of Stock Awards	9

3.5 Terms and Conditions of Dividend Equivalent Rights	9

3.6 Terms and Conditions of Performance Unit Awards	9

3.7 Terms and Conditions of Restricted Stock Units	10

3.8 Treatment of Awards Upon Termination of Employment	11

SECTION 4. RESTRICTIONS ON STOCK	11

4.1 Custody of Shares	11

4.2 Restrictions on Transfer	11

SECTION 5. GENERAL PROVISIONS	11

5.1 Withholding	11

5.2 Changes in Capitalization; Merger; Liquidation	11

5.3 Cash Awards	13

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5.4 Compliance with Code	14

5.5 Right to Terminate Employment or Service; No Shareholder Rights	14

5.6 Non-Alienation of Benefits	14

5.7 Restrictions on Delivery and Sale of Shares; Legends; Shareholders Agreement	14

5.8 Listing and Legal Compliance	15

5.9 Inability to Obtain Authority	15

5.10 Termination and Amendment of the Plan	15

5.11 Incentive Stock Option Approval	15

5.12 Choice of Law	15

5.13 Effective Date of Plan	16

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ST FINANCIAL GROUP, INC.

2017 STOCK INCENTIVE PLAN

PURPOSE

The 2017 Stock Incentive Plan for ST Financial Group, Inc. is intended to (a) provide incentives to certain officers, employees, directors, and other service providers of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by certain officers, employees, directors, and other service providers by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining officers, employees, directors, and other service providers.

SECTION 1. DEFINITIONS

1.1 Definitions. Whenever used herein, the masculine pronoun will be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a) “Affiliate” means:

(1) Any Subsidiary or Parent,

(2) An entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company, or

(3) Any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate”, as determined in the sole discretion of the Company.

(b) “Board of Directors” means the board of directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the committee appointed by the Board of Directors to administer the Plan. If the Stock becomes subject to registration under the Exchange Act and publicly traded, the Committee shall consist solely of two or more members of the Board of Directors who are both “outside directors” as defined in Treas. Reg. § 1.162-27(e) as promulgated by the Internal Revenue Service and “non-employee directors” as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act. Further, the membership of the Committee shall satisfy the requirements of any national securities exchange or nationally recognized quotation or market system on which the Stock is then traded. If no such Committee appointment is in effect at any time, “Committee” shall mean the Board of Directors.

(e) “Company” means ST Financial Group, Inc., a Texas corporation.

(f) “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee.

(g) “Dividend Equivalent Rights” means certain rights to receive cash payments as described in Section 3.5.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(i) “Fair Market Value” refers to the determination of the value of a share of Stock as of a date, determined as follows (except as otherwise specified in a Stock Incentive Agreement):

(1) if the shares of Stock are traded on any national securities exchange or any nationally recognized quotation or market system, Fair Market Value shall mean the closing price of a share of Stock as of the relevant date, as reported by any such exchange or system on which the shares of Stock are then traded; or

(2) if the shares of Stock are not actively traded or reported on any exchange or system on such date or on the business day immediately preceding such date, Fair Market Value shall mean the fair market value of a share of Stock as determined by the Committee in its sole discretion.

Notwithstanding the foregoing, for purposes of granted Non-Qualified Stock Options or Stock Appreciation Rights, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 409A, and for purposes of granting Incentive Stock Options, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 422.

(j) “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

(k) “Option” means a Non-Qualified Stock Option or an Incentive Stock Option.

(l) “Over 10% Owner” means an individual who at the time an Incentive Stock Option to such individual is granted owns Stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

(m) “Non-Qualified Stock Option” means a stock option that is not an Incentive Stock Option.

(n) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A Parent shall include any entity other than a corporation to the extent permissible under Section 424(f) of the Code or regulations and rulings thereunder.

(o) “Participant” means an individual who receives a Stock Incentive hereunder.

(p) “Performance Unit Award” refers to a performance unit award as described in Section 3.6.

(q) “Plan” means the ST Financial Group, Inc. 2017 Stock Incentive Plan, as amended.

(r) “Restricted Stock Units” refers to the rights described in Section 3.7.

(s) “Stock” means the Company’s common stock.

(t) “Stock Appreciation Right” means a stock appreciation right described in Section 3.3.

(u) “Stock Award” means a stock award described in Section 3.4.

(v) “Stock Incentive Agreement” means an agreement between the Company and a Participant or other documentation evidencing an award of a Stock Incentive.

(w) “Stock Incentive Program” means a written program established by the Committee, pursuant to which Stock Incentives are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

(x) “Stock Incentives” means, collectively, Dividend Equivalent Rights, Incentive Stock Options, Non-Qualified Stock Options, Performance Unit Awards, Restricted Stock Units, Stock Appreciation Rights and Stock Awards.

(y) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. A “Subsidiary” shall include any entity other than a corporation to the extent permissible under Section 424(f) of the Code or regulations or rulings thereunder.

(z) “Termination of Employment” means the termination of the employment or other service relationship between a Participant and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Participant, for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment as it affects a Stock Incentive, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment and the treatment of awards upon Termination of Employment, as provided in Section 3.8.

SECTION 2. THE STOCK INCENTIVE PLAN

2.1 Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, 2,000,0001 shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance upon exercise or payment pursuant to Stock Incentives, all or any of which may be pursuant to any one or more Stock Incentive, including without limitation, Incentive Stock Options. Subject to adjustment as provided in Section 5.2, the maximum number of shares of Stock with respect to which a Participant may be granted Stock Incentives under the Plan during any calendar year is 500,0002 shares of Stock. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for purposes of the Plan. Shares of Stock withheld as full or partial payment to the Company for the purchase or exercise price relating to a Stock Incentive, or to satisfy tax withholding obligations, shall again be available for grant under the Plan.

2.2 Administration of the Plan. The Plan is administered by the Committee. The Committee has full authority in its discretion to determine the officers, employees, directors and other service providers of the Company or its Affiliates to whom Stock Incentives will be granted and the terms and provisions of Stock Incentives, subject to the Plan. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Incentive Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). The Committee’s decisions are final and binding on all Participants.

2.3 Eligibility. Stock Incentives may be granted pursuant to this Plan only to officers, employees, directors, and other service providers of the Company or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Parent or Subsidiary. In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Non-Qualified Stock Option(s).

[1]	Amounts are prior to giving effect to the one-for-two reverse stock split to be approved by the Company’s shareholders on the same date the Company’s shareholders approve this Plan.
[2]	See footnote (1) above.

SECTION 3. TERMS OF STOCK INCENTIVES

3.1 Terms and Conditions of All Stock Incentives.

(a) The number of shares of Stock as to which a Stock Incentive may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 2.1 as to the total number of shares available for grants under the Plan and subject to the limits in Section 2.3. Each Stock Incentive shall contain a vesting period of at least one year; provided, that the Committee shall have discretion to set any vesting period for full-value Stock Incentives covering shares of Stock not to exceed five percent (5%) of the maximum number of shares of Stock authorized under the Plan under Section 2.1.

(b) Each Stock Incentive will either be evidenced by a Stock Incentive Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate or be made subject to the terms of a Stock Incentive Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate. Each Stock Incentive Agreement or Stock Incentive Program is subject to the terms of the Plan and any provisions contained in the Stock Incentive Agreement or Stock Incentive Program that are inconsistent with the Plan are null and void. The Committee may, but is not required to, structure any Stock Incentive so as to qualify as performance-based compensation under Code Section 162(m).

(c) The date as of which a Stock Incentive is granted will be the date on which the Committee has approved the terms and conditions of the Stock Incentive and has determined the recipient of the Stock Incentive and the number of shares, if any, covered by the Stock Incentive, and has taken all such other actions necessary to complete the grant of the Stock Incentive; provided, that, in the case of a Stock Incentive granted to a non-employee director, the date as of which a Stock Incentive is granted shall be the date on which it is approved by the Board or the Committee.

(d) Any Stock Incentive may be granted in connection with all or any portion of a tandem Stock Incentive. Exercise or vesting of a Stock Incentive granted in connection with another Stock Incentive may result in a pro rata surrender or cancellation of any related Stock Incentive, as specified in the applicable Stock Incentive Agreement or Stock Incentive Program.

(e) Stock Incentives are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable, during the Participant’s lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of death of the Participant, by the legal representative of the Participant’s estate or if no legal representative has been appointed, by the successor in interest determined under the Participant’s will; except to the extent that the Committee may provide otherwise as to any Stock Incentives other than Incentive Stock Options.

(f) After the date of grant of a Stock Incentive, the Committee may, in its sole discretion, modify the terms and conditions of a Stock Incentive, except to the extent that such modification is prohibited under Section 5.10 or would be inconsistent with other provisions of the Plan or would materially adversely affect the rights of a Participant under the Stock Incentive (except as otherwise permitted under the Plan), or to the extent that the mere possession (as opposed to the exercise) of such power would result in adverse tax consequences to any Participant under Code Section 409A.

(g) To the extent any performance based Stock Incentives are awarded under the Plan, the performance goals (the “Performance Goals”) shall consist of any of (or any combination of) the following: growth in interest income and expense; net income; net interest margin; efficiency ratio; reduction in non-accrual loans and non-interest expense; growth in non-interest income and ratios to earnings assets; net revenue growth and ratio to earning assets; capital ratios; asset or liability interest rate sensitivity and gap; effective tax rate; deposit growth and composition; liquidity management; securities portfolio (value, yield, spread, maturity, or duration); earning asset growth and composition (loans, securities); non-interest income (e.g., fees, premiums and commissions, loans, wealth management, treasury management, insurance, funds management); overhead ratios, productivity ratios; credit quality measures; return on assets; return on equity; economic value of equity; compliance and regulatory ratings; internal controls; enterprise risk measures (e.g., interest rate, loan concentrations, portfolio composition, credit quality, operational measures, compliance ratings, balance sheet, liquidity, insurance); volume in production or loans; cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; profit margin; earnings per share; operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, securities offerings or similar extraordinary business transactions; sales growth; price of the Company’s common shares; return on investment; return on assets, equity or shareholders’ equity; market share; inventory levels, inventory turn or shrinkage; customer satisfaction; or total return to shareholders. The Performance Goals shall be computed in accordance with generally accepted accounting principles or under a methodology established by the Committee at the time a Stock Incentive is granted and in accordance with Code Section 162(m). The Committee may provide in any Stock Incentive intended to qualify as performance-based compensation under Section 162(m) of the Code that any evaluation of performance may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles or other laws or provisions, (d) reorganization or restructuring programs, (e) acquisitions and divestitures, (f) foreign exchange gains or losses, or (g) gains and losses that are treated as unusual in nature or that occur infrequently under Accounting Standards Codification Topic 225. Such inclusions or exclusions shall be prescribed in a form and at a time that meets the requirements of Code Section 162(m) for qualification of the Stock Incentive as performance-based compensation.

(h) Notwithstanding any provision of this Plan, any Stock Incentive Agreement or any Stock Incentive Program to the contrary, any Stock Incentive received by the Participant, issued hereunder, and/or any amount received with respect to any sale of any Stock issued hereunder, or cash paid, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s Clawback Policy, if any, as it may be amended from time to time (the “Policy”). The Participant agrees and consents to the Company’s application, implementation and enforcement of (a) the Policy or any similar policy established by the Company that may apply to the Participant and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy, any similar policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant. To the extent that the terms of this Plan, any Stock Incentive Agreement or any Stock Incentive Program, on the one hand, and the Policy or any similar policy, on the other, conflict, then the terms of such Policy or similar policy shall prevail.

(i) No fractional shares of Stock shall be granted or delivered pursuant to the Plan or any Stock Incentive. In the event a Stock Incentive would result in a fractional share of Stock, the number of shares of Stock will be rounded down and the value of the fractional share of Stock shall be paid to the Participant in cash.

3.2 Terms and Conditions of Options. Each Option granted under the Plan must be evidenced by a Stock Incentive Agreement. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option or a Non-Qualified Stock Option, and the Option must be clearly identified as to its status as an Incentive Stock Option or a Non-Qualified Stock Option. Incentive Stock Options may only be granted to employees of the Company or any Subsidiary or Parent. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the date the Plan is adopted or approved by the Company’s shareholders.

(a) Option Price. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the exercise price (the “Exercise Price”) of the Option shall be no less than 100% of the Fair Market Value of the underlying Stock on the date the Option is granted. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110% of the Fair Market Value on the date the Option is granted.

(b) Option Term. Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner and any Non-Qualified Stock Option is not exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted. The term of any Option shall be as specified in the applicable Stock Incentive Agreement.

(c) Payment. Except as otherwise provided in a Stock Incentive Agreement, payment of the Exercise Price will be made in cash or in other consideration acceptable to the Committee. No shares may be issued or delivered upon exercise of an Option and the holder of the Option shall not have the rights of a shareholder with respect to the shares of Stock covered thereby until full payment has been made.

(d) Conditions to the Exercise of an Option. Each Option granted under the Plan is exercisable on the terms specified in the Stock Incentive and set forth in the Stock Incentive Agreement. Subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may modify the terms of an Option to the extent not prohibited by the terms of the Plan, including, without limitation, accelerating the time or times at which such Option may be exercised in whole or in part; provided, however, that the Committee may not modify an Option in a manner that would result in adverse tax consequences to any Participant under Code Section 409A.

(e) Termination of Stock Options. The termination of the right to exercise an Option shall be specified in the respective Stock Incentive Agreement for such Option. In addition, with respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, up to one (1) year may be substituted for such three (3) month period. For purposes of this Subsection (e), Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(f) Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

3.3 Terms and Conditions of Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan must be evidenced by a Stock Incentive Agreement. A Stock Appreciation Right entitles the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price which may not be less than the Fair Market Value of the Stock on the date of grant. A Stock Appreciation Right granted in connection with another Stock Incentive may only be exercised to the extent that the related Stock Incentive has not been exercised, paid or otherwise settled.

(a) Term. Any Stock Appreciation Right is not exercisable after the expiration of ten (10) years after the date the Stock Appreciation Right is granted.

(b) Settlement. Upon settlement of a Stock Appreciation Right, the Company must pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

(c) Conditions to Exercise. Each Stock Appreciation Right granted under the Plan is exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Stock Incentive Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

3.4 Terms and Conditions of Stock Awards. The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any (including but not limited to those based on Performance Goals), will be as the Committee determines, and the certificate for such shares will bear evidence of any such restrictions or conditions. Subsequent to the date of the grant of the Stock Award, the Committee has the power to permit, in its discretion, an acceleration of the expiration of an applicable restriction period with respect to any part or all of the shares awarded to a Participant. The Committee may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Stock Award or may grant a Stock Award without the requirement of a cash payment.

3.5 Terms and Conditions of Dividend Equivalent Rights. A Dividend Equivalent Right entitles the Participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Stock to Company shareholders of record during the period such rights are effective. The Committee may impose such restrictions and conditions on any Dividend Equivalent Right as the Committee in its discretion shall determine, including the date any such right shall terminate and may reserve the right to terminate, amend or suspend any such right at any time.

(a) Payment. Payment in respect of a Dividend Equivalent Right may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine. To the extent a Dividend Equivalent Right is granted in connection with a Stock Incentive that is subject to vesting conditions, such Dividend Equivalent Right will vest and be eligible for payment on the same terms and conditions that apply to the vesting of the underlying Stock Incentive.

(b) Conditions to Payment. Each Dividend Equivalent Right granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Dividend Equivalent Right, the Committee, at any time before complete termination of such Dividend Equivalent Right, may accelerate the time or times at which such Dividend Equivalent Right may be paid in whole or in part; provided, however, that the Committee shall not have such power to the extent that the mere possession (as opposed to the exercise) of such power would result in adverse tax consequences to any Participant under Code Section 409A.

3.6 Terms and Conditions of Performance Unit Awards. A Performance Unit Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee. At the time of the grant, the Committee must determine the base value of each unit, the number of units subject to a Performance Unit Award, and the Performance Goals applicable to the determination of the ultimate payment value of the Performance Unit Award. The Committee may provide for an alternate base value for each unit under certain specified conditions.

(a) Payment. Payment in respect of Performance Unit Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each Performance Unit Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Performance Unit Award, the Committee, at any time before complete termination of such Performance Unit Award, may accelerate the time or times at which such Performance Unit Award may be paid in whole or in part; provided, however, that the Committee shall not have such power to the extent that the mere possession (as opposed to the exercise) of such power would result in adverse tax consequences to any Participant under Code Section 409A.

3.7 Terms and Conditions of Restricted Stock Units. Restricted Stock Units shall entitle the Participant to receive, at a specified future date or event, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee will determine the factors which will govern the portion of the Restricted Stock Units so payable, including, at the discretion of the Committee, any performance criteria (including the Performance Goals) that must be satisfied as a condition to payment. Restricted Stock Unit awards containing performance criteria may be designated as performance share awards.

(a) Payment. Payment in respect of Restricted Stock Units may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each Restricted Stock Unit granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Restricted Stock Unit, the Committee, at any time before complete termination of such Restricted Stock Unit, may accelerate the time or times at which such Restricted Stock Unit may be paid in whole or in part; provided, however, that the Committee shall not have such power to the extent that the mere possession (as opposed to the exercise) of such power would result in adverse tax consequences to any Participant under Code Section 409A.

3.8 Treatment of Awards Upon Termination of Employment. Except as otherwise provided by Section 3.2(e), any award under this Plan to a Participant who has experienced a Termination of Employment or termination of some other service relationship with the Company and its Affiliates may be cancelled, accelerated, paid or continued, as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or as the Committee may otherwise determine to the extent not prohibited by the Plan. The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Termination of Employment or other service relationship or such other factors as the Committee determines are relevant to its decision to continue the award.

SECTION 4. RESTRICTIONS ON STOCK

4.1 Custody of Shares. Shares of Stock that are awarded under a Stock Incentive will be issued in book form or held by the Company as custodian until such shares are no longer subject to a risk of forfeiture or otherwise restricted under the terms of the Stock Incentive Agreement.

4.2 Restrictions on Transfer. The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program will be void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program, and the shares so transferred will continue to be bound by the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program.

SECTION 5. GENERAL PROVISIONS

5.1 Withholding. The Company must deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Unless otherwise required by the Committee, the Company may withhold, or permit a Participant to elect to have withheld from a “Share Payment”, the number of shares of Stock having a Fair Market Value equal to the minimum statutory withholding requirements but in no event shall such withholding exceed the minimum statutory withholding requirements. Notwithstanding the immediately preceding sentence, the Company, in its discretion, may withhold shares of Stock or permit a Participant to elect to have withheld from a Share Payment, the number of shares of Stock having a Fair Market Value up to, but not in excess of, the maximum statutory withholding requirements, provided that withholding shares of Stock with a Fair Market Value in excess of the minimum statutory withholding requirements will not result in a Stock Incentive otherwise classified as an equity award under ASC Topic 718 to be classified as a liability award under ASC Topic 718. The term “Share Payment” shall mean the issuance or delivery of shares of Stock upon the grant, vesting, exercise or settlement of a Stock Incentive, as the case may be

5.2 Changes in Capitalization; Merger; Liquidation.

(a) Adjustments to Shares. The number and kind of shares of Stock with respect to which Stock Incentives hereunder may be granted (both overall and individual limitations) and which are the subject of outstanding Stock Incentives, and the maximum number and exercise thereof, shall be adjusted as the Committee determines (in its sole discretion) to be appropriate, in the event that:

(1) the Company or an Affiliate effects one or more stock dividends, stock splits, reverse stock splits, subdivisions, consolidations or other similar events;

(2) the Company or an Affiliate engages in a transaction to which Section 424 of the Code applies;

(3) there occurs any other event that in the judgment of the Committee necessitates such action;

provided, however, that if such an event occurs, the Committee shall make adjustments to the limits on Stock Incentives specified in Section 2.1 that are proportionate to the modifications of the Stock that are on account of such corporate changes. If any capital reorganization or reclassification of the capital stock of the Company or any consolidation or merger of the Company with another person, or the sale of all or substantially all the Company’s assets to another person, shall be effected such that holders of Stock shall be entitled to receive stock, securities, or other property (including, without limitation, cash) with respect to or in exchange for Stock, then each holder of a Stock Incentive shall thereafter have the right to acquire in accordance with the terms and conditions specified herein and in the Stock Incentive Agreement such shares of stock, securities or other property (including, without limitation, cash) as would be issuable or payable in such reorganization, reclassification, consolidation, merger or sale with respect to or in exchange for a number of shares of Stock that could have been acquired immediately theretofore with respect to such Stock Incentive had such reorganization, reclassification, consolidation, merger or sale not taken place, subject to such adjustments as the Committee, in its sole discretion, shall determine to be appropriate.

(b) Substitution of Stock Incentives on Merger or Acquisition. The Committee may grant Stock Incentives in substitution for stock awards, stock options, stock appreciation rights or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction to which Section 424(a) of the Code applies. The terms of such substituted Stock Incentives shall be determined by the Committee in its sole discretion, subject only to the limitations of Section 2.1.

(c) Effect of Certain Transactions. Unless expressly provided to the contrary in an applicable Stock Incentive Agreement, if the Company experiences an event which results in a Change in Control (as defined below), in the event that the Company (if it is the surviving entity) or the surviving or acquirer entity or its direct or indirect parent does not assume, substitute or continue the outstanding Stock Incentives in such Change in Control with substantially the same terms and economic value for such outstanding Stock Incentives, then such Stock Incentives shall fully vest and become fully exercisable and all forfeiture restrictions thereon shall lapse and, with respect to Stock Incentives with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels. With respect to Options and Stock Appreciation Rights not so assumed, substituted or continued, such Options and Stock Appreciation Rights will be exercisable for a period of time determined by the Committee in its sole discretion, and such Options and Stock Appreciation Rights will terminate upon the expiration of such period, and the Committee will provide notice of such period to the Participants.

(d) Change in Control. A “Change in Control” means a transaction or circumstance in which any of the following have occurred, provided that the Board of Directors shall have determined that any such transaction or circumstance has resulted in a Change in Control, as defined in this paragraph, which determination shall be made in a manner consistent with Treas. Reg. § 1. 409A-3(i)(5):

(1) the date that any person or entity, including a group as described in Section 13(d)(3) of the Exchange Act (a “Person”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company immediately before such Change in Control, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities;

(2) the merger, reorganization or consolidation of the Company whereby the Company’s equity holders existing immediately prior to such merger, reorganization or consolidation do not, immediately after consummation of such merger, reorganization or consolidation, beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the combined voting power of the surviving entity’s then outstanding voting securities;

(3) a sale of all or substantially all of the assets of the Company to any person or entity in which the Company, any subsidiary of the Company or the Company’s equity holders existing immediately prior to such sale beneficially own (as defined above) less than 50% of the combined voting power of such acquiring entity’s then outstanding voting securities; or

(4) the date that a majority of the members of the Board of Directors of the Company is replaced during any 24-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Company before the date of the appointment or election.

(e) Company Authority to Transact. The existence of the Plan and the Stock Incentives granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

5.3 Cash Awards. The Committee may, at any time and in its discretion, grant to any holder of a Stock Incentive the right to receive, at such times and in such amounts as determined by the Committee in its discretion, a cash amount which is intended to reimburse such person for all or a portion of the federal, state and local income taxes imposed upon such person as a consequence of the receipt of the Stock Incentive or the exercise of rights thereunder.

5.4 Compliance with Code. All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder must be construed in such manner as to effectuate that intent. The Plan and all Stock Incentives awarded hereunder are intended to comply with the requirements of Code Section 409A and shall be administered and interpreted in such a manner. Notwithstanding any provision of this Plan to the contrary, if the Committee determines that a Stock Incentive constitutes nonqualified deferred compensation subject to Code Section 409A, and a Participant is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) and the Treasury Regulations and other guidance issued thereunder, then any payments made on account of a Termination of Service shall commence no earlier than the first day of the seventh month following such director’s Termination of Service. For purposes of Stock Incentives that constitute nonqualified deferred compensation subject to Code Section 409A, a Termination of Service must constitute a “separation from service”, as defined in Treas. Reg. §1.409A-1(h), including the default presumptions thereunder, if such Termination of Service constitutes a payment event. If payments under a Stock Incentive are to be made in installments, each installment payment is deemed a separate payment for purposes of Code Section 409A.

5.5 Right to Terminate Employment or Service; No Shareholder Rights. Nothing in the Plan or in any Stock Incentive Agreement confers upon any Participant the right to continue as an officer, employee, director, or consultant of the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to terminate the Participant’s employment or services at any time. The holder of a Stock Incentive or a Stock Incentive Agreement has, as such, none of the rights of a shareholder (except, in the case of Stock Awards, as may be provided in the applicable Stock Incentive Agreement).

5.6 Non-Alienation of Benefits. Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.7 Restrictions on Delivery and Sale of Shares; Legends; Shareholders Agreement. Each Stock Incentive is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Stock Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Incentive or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Stock Incentive may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Stock Incentives then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to a Stock Incentive, that the Participant or other recipient of a Stock Incentive represent, in writing, that the shares received pursuant to the Stock Incentive are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to a Stock Incentive such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate. Each Stock Incentive is subject to the condition that the Participant execute any applicable shareholders agreement as determined by the Committee upon issuance of the underlying stock.

5.8 Listing and Legal Compliance. The Committee may suspend the exercise or payment of any Stock Incentive so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

5.9 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Stock or payment of cash hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such shares of Stock or make such cash payment as to which requisite authority will not have been obtained.

5.10 Termination and Amendment of the Plan. The Board of Directors may amend or terminate this Plan at any time; provided, however, an amendment that would have a material adverse effect on the rights of a Participant under an outstanding Stock Incentive is not valid with respect to such Stock Incentive without the Participant’s consent, except as necessary for Stock Incentives to satisfy the conditions imposed under the Code; and provided, further, that the shareholders of the Company must approve any amendment that is subject to approval of shareholders under the rules of the exchange or trading system on which Stock becomes traded. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares or other transaction referred to in Section 5.2 hereof), the terms of outstanding Stock Incentives may not be amended to reduce the exercise price of outstanding Options or Stock Appreciation Rights, and further, outstanding Options or Stock Appreciation Rights may not be cancelled in exchange for cash, other Stock Incentives, or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without shareholder approval.

5.11 Incentive Stock Option Approval. Incentive Stock Options may be issued under this Plan for a period of ten (10) years after the effective date of the Plan, provided that the shareholders of the Company approve the adoption of the Plan within twelve (12) months prior to or after the adoption of the Plan by the Board of Directors. If such approval is not obtained, any Incentive Stock Options granted hereunder will be treated as Non-Qualified Stock Options.

5.12 Choice of Law. The laws of the State of Texas shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

5.13 Effective Date of Plan. The Plan shall be effective as of the date the Plan is or was approved by the Board of Directors.

5.14 Shareholder Approval. The Plan, and any amendments hereto requiring shareholder approval pursuant to Section 5.10, are subject to approval by vote of the shareholders of the Company at the next annual or special meeting of shareholders following adoption by the Board of Directors.

5.15 Term of Plan. Unless sooner terminated by the Board of Directors pursuant to Section 5.10, the Plan shall terminate on the date that is ten (10) years after the date the Plan is approved by the Board of Directors, and no Stock Incentives may be granted or awarded after such termination date. The termination of the Plan shall not affect the validity of any Stock Incentive outstanding on the date of termination.

[Execution Page follows]

EXECUTION PAGE

IN WITNESS WHEREOF, the undersigned authority has executed this Plan on             , 2017, to be effective as provided herein on February 23, 2017.

ST FINANCIAL GROUP, INC.

By:
Title:	Chief Executive Officer

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